EXHIBIT 10.3


                                                                  EXECUTION COPY



                              EMPLOYMENT AGREEMENT

          This Agreement (the "Agreement"), dated as of August 29, 2006, is by and between Viisage Technology, Inc., a Delaware corporation (the "Company") and James A. DePalma (hereinafter referred to as the "Executive").

                                  INTRODUCTION

          The Company desires that the Executive perform services for the Company pursuant to the terms and conditions set forth herein. The Executive will have significant access to information concerning the Company and its business. The disclosure of such information or the engaging in competitive activities would cause substantial harm to the Company.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1. TERM. The initial term of this Agreement (the "Initial Term") shall commence at the Effective Time (as defined in the Agreement and Plan of Merger, dated as of January 11, 2006, by and between the Company, VIDS Acquisition Corp. and Identix Incorporated), and continue for three years thereafter (unless this Agreement is terminated earlier in accordance with Section 10 below). Upon the expiration of the Initial Term, this Agreement shall be automatically renewed for consecutive one-year terms, unless a party hereto gives the other party written notice of non-renewal, which notice must be received no later than 120 days prior to the expiration of the Term. The Initial Term, together with any extension thereof, is sometimes referred to herein as the "Term."

          2. DUTIES. The Executive will serve as the Executive Vice President, Chief Financial Officer and Treasurer of the Company and shall have duties of an executive nature that are attendant to his position as described in the by-laws of the Company and as may be reasonably assigned to him by the Board of Directors of the Company (the "Board"). The Executive will report to the Chief Executive Officer, but nothing herein shall interfere with or limit the oversight responsibilities of the Board, including, without limitation, the audit committee's review of the performance of the Chief Financial Officer and the Company's finance function. Unless otherwise agreed to by the Executive and the Board, the Executive's principal base of operation will be the Company's office in Stamford, Connecticut.

          3. FULL TIME; BEST EFFORTS. The Executive shall use his best efforts to promote the interests of the Company and shall devote his full business time and efforts to its business and affairs. The Company acknowledges and nevertheless agrees that the Executive may continue to oversee the investment fund of Aston Capital Partners L.P. and his investment in Core Technology Corporation; provided that the Executive shall not provide management services to any other fund portfolio company or otherwise engage in business activities that would reasonably be expected to materially interfere with the performance of the Executive's duties, services and responsibilities hereunder. The Executive represents and warrants that L-1 Investment Partners LLC, its partners and affiliates, including the Executive, will not receive any


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management fee or similar payment (other than a carried interest) from Aston
Capital Partners L.P., its partners or portfolio companies during the Term.

          4. COMPENSATION AND BENEFITS. During the Term, the Executive will receive the following compensation and benefits:

               (a) BASE SALARY. The Executive will receive salary at the rate of $325,000 annually (the "Base Salary"), payable in equal increments not less often than monthly in arrears and in any event consistent with the Company's payroll policy and practices. In addition, the Base Salary of the Executive may from time to time be increased, but not decreased, by the Board, in its absolute discretion.

               (b) BONUS. The Executive will be eligible for annual bonuses with a target amount of 50% of his Base Salary (the "Bonus"). The actual amount of any Bonus may be more or less than such target and shall be determined by the Board based on the achievement of corporate and individual objectives determined by the Board on an annual basis, in its absolute discretion. The Bonus may be paid, in the Company's discretion, in unregistered common stock, par value $0.001 per share, of the Company ("Common Stock"), at a price per share equal to the weighted average closing price per share of the Common Stock over the twenty most recent trading days on the principal exchange or market on which the Common Stock is listed (as reported in the Wall Street Journal) at the same time as bonuses are paid to the other members of management of the Company. In the event the Company elects to pay all or any portion of such bonus in shares of Common Stock, the payment of such shares shall be deferred at the Executive's election by crediting such shares to a notional account with the Company and shall be distributed from such account upon the later of (i) the date designated (to the extent consistent with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")) by the Executive with respect to such bonus or (ii) the earliest to occur of the 30th day after the first anniversary of the date that annual bonuses are paid in cash or would have been paid to the other members of management of the Company, or the Executive's death, disability or termination of employment.

               (c) BENEFITS. In addition to the Base Salary and any Bonus, the Executive will be entitled to receive health, welfare and fringe benefits that are generally available to the Company's management employees in accordance with the then existing terms and conditions of the Company's policies. The Company's current fringe benefits for management employees is set forth on Exhibit A hereto. The Executive will be entitled to reimbursement of all reasonable expenses incurred by him in his performance of services on behalf of the Company hereunder, subject to the presentation of appropriate documentation and other reimbursement policies generally applicable to the Company's management employees.

               (d) WITHHOLDING. The Company will withhold from compensation payable hereunder all applicable federal, state and local withholding taxes.

               (e) OPTIONS. As additional compensation to the Executive hereunder, the Company will, at the Effective Time, execute and deliver options, granting the Executive the right to purchase (i) 180,000 shares of the Common Stock, at an exercise price per share equal to the weighted average closing price per share of the Common Stock over the twenty most recent trading days on



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the principal exchange or market on which the Common Stock is listed (as reported in the Wall Street Journal), which shall vest in equal annual installments for four years from the grant date, and shall be exercisable for ten years from the grant date (the "Time-Vested Options"). The Time-Vested Options shall be Nonstatutory Stock Options within the meaning of the Plan. The Time-Vested Options shall be issued pursuant to an option grant which, except as otherwise provided for in this Agreement, shall be in the form used for other participants in the Company's 2005 Long-Term Incentive Plan (the "Plan"). Except as otherwise provided in Section 10 below, in no event shall the Time-Vested Options vest unless the Executive is a full time employee of the Company on the vesting date. The Board may also, in its sole discretion, at the time the equity compensation of other management employees of the Company is reviewed, consider and grant additional equity-based compensation to the Executive during the Term.

               (f) REGISTRATION OF SHARES UNDERLYING OPTIONS. All of the Time-Vested Options shall be issued under the Plan. All of the shares of the Company's common stock authorized to be issued under the Plan have been registered under the Securities Act of 1933, as amended.

          5. CONFIDENTIALITY. The Executive agrees that during the Term and thereafter:

               (a) The Executive has not and will not at any time, directly or indirectly, disclose or divulge any Confidential Information (as hereinafter defined), except as reasonably necessary or advisable in connection with the performance of the Executive's duties for the Company, or except to the extent required by law (but only after the Executive, to the extent practicable given the nature of the legal requirement, has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure). As used herein, "Confidential Information" means all information concerning the business of the Company or of any of its subsidiaries ("Related Companies"), or any customer or vendor of any of the Related Companies, (whether or not subject to copyright, patent or other intellectual property protection) that has an independent economic value from not being readily known, is not ascertainable by proper means by others and is not generally known to the public, or which would constitute a trade secret as may be defined by the Uniform Trade Secrets Act or under the laws governing this Agreement, and any oral, electronic or written communications thereof, including, but not limited to, specifications, designs, concepts, plans, programs, software, other developments relating to products and services, proposal plans, marketing data and financial information, and all copies and tangible embodiments thereof (in whatever form or medium); provided, that Confidential Information shall not include any information that is publicly available through no fault of the Executive or disclosed pursuant to applicable securities laws.

               (b) The Executive has not and shall not make use whatsoever, directly or indirectly, of any Confidential Information at any time, except as reasonably necessary or advisable in connection with the performance of the Executive's duties for the Company.

               (c) Upon the Company's request at any time and for any reason, the Executive shall immediately deliver to the Company all materials (whether in electronic or hard copy form) in the Executive's possession which contain or relate to Confidential Information.



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          6.   INTELLECTUAL PROPERTY.

               (a) All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein (collectively, the "Developments") made by the Executive, either alone or in conjunction with others, at any time or at any place during his service with the Company, whether or not reduced to writing or practice during such period, which relate to the business in which any Related Company is then engaged or in which any Related Company then intends to engage, shall be and hereby are the exclusive property of the Company without any further compensation to the Executive. Any Developments employed and made by the Executive, either solely or jointly with others, within six months following the termination of the Executive's services hereunder that relate to the Company's actual day-to-day operations or core competencies in which the Executive was actively involved, shall be irrefutably presumed to have been made in the course of such employment with the use of the Company's time, materials or facilities. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Executive are intended to be "work made for hire" as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company without any further compensation to the Executive.

               (b) If, and to the extent, any of the Developments is not considered a "work for hire," the Executive shall, without further compensation, assign to the Company and does hereby assign to the Company, the Executive's entire right, title and interest in and to all Developments. At the Company's expense and at the Company's request, the Executive shall provide reasonable assistance and cooperation, including, without limitation, the execution of documents in order to obtain, enforce, defend and/or maintain the Company's proprietary rights in the Developments throughout the world. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive's agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive's death or incapacity), to act for and in the Executive's behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings, or such other similar documents, with the same legal force and effect as if executed by the Executive.

          7. NONCOMPETITION. The Executive acknowledges and agrees that in the performance of this Agreement, he will be brought into frequent contact, either in person, by telephone, through electronic means or through the mails, with existing and potential customers of the Company. The Executive also acknowledges that any Confidential Information gained by him during the Term has been developed by the Company through substantial expenditures of time and money and constitutes valuable and unique property of the Company. The Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company's business that the Executive not compete with the Company during the Term and not compete with the Company for a reasonable period after the Term, as further provided in the following provisions. Accordingly, the Executive agrees that so long as he is an employee of the Company and for 12 months thereafter:



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               (a)  The Executive will not, directly or indirectly, individually or as a consultant to, or employee, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity, other than the Company or a Related Company, engage in or assist any other person or entity to engage in any business which directly or indirectly competes with any business in which the Company or any Related Company is engaging or in which the Company or any Related Company plans to engage or is actively evaluating engaging, during or at the time of the termination of the Executive's engagement hereunder, anywhere in the United States or anywhere else in the world where the Company or any Related Company does business, or plans to do business or is actively evaluating doing business; provided that nothing contained herein shall prohibit the Executive from being a passive owner of less than one percent (1%) of the outstanding stock or any class of securities of any corporation or other entity which is publicly traded or privately held; and

               (b) The Executive will not, directly or indirectly, individually or as a consultant to, or employee, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity solicit or endeavor to entice away from the Company or any Related Company, or offer employment or any consulting arrangement to, or otherwise materially interfere with the business relationship of the Company or any Related Company with, any person or entity who is, or was within the one year period immediately prior to the termination of the Executive's engagement hereunder, (i) employed by or a consultant to the Company or any Related Company or (ii) a customer or client of, supplier to or other party having material business relations with the Company or any Related Company.

          8. REMEDIES. Without limiting the remedies available to the Company and any Related Company, the Executive acknowledges that a breach of any of the covenants contained in Sections 5, 6 and 7 herein could result in irreparable injury to the Company and, as applicable, a Related Company, for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company and any affected Related Company, as the case may be, shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the Executive from engaging in any activities prohibited by Sections 5, 6 and 7 herein or such other equitable relief as may be required to enforce specifically any of the covenants of Sections 5, 6 and 7 herein. The foregoing provisions and the provisions of Sections 5, 6 and 7 herein shall survive the term of this Agreement and the termination of the Executive's engagement hereunder, and shall continue thereafter in full force and effect.

          9. RECORDINGS. The Executive hereby gives the Company and its assigns permission to capture and record his image or likeness by means of photograph, facial imaging or similar means ("Recordings"); to make reasonable edits to these Recordings at its discretion and to incorporate these Recordings into publications, brochures, databases, or any other media ("Publications"); and to use such Recordings and Publications for the limited purposes of marketing, publicizing, or otherwise promoting the products and/or services of the Company or any of its affiliates.



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          10.  TERMINATION.

               (a) GENERAL. The engagement of the Executive under this Agreement may be terminated prior to the end of any Term (i) by a majority vote of the disinterested members of the Board with Cause or without Cause, or (ii) in the event of the death or Disability of the Executive. The Executive may terminate his engagement hereunder prior to the end of any Term for Good Reason or for no reason. Upon the termination of the Executive's engagement hereunder, this Agreement shall terminate and the Term shall expire on such date.

               (b) CERTAIN DEFINED TERMS. As used herein, the following terms shall have the following meanings:


               "Cause" means: (i) the Executive's willful and continued failure to substantially perform his reasonably assigned duties as an officer of the Company or otherwise perform his obligations under Sections 2 and 3 above (other than any such failure resulting from incapacity due to physical or mental condition or any failure after the Executive gives notice of termination for Good Reason) which failure is not cured within 30 days after a written demand for substantial performance or adherence is received by the Executive from the Board which specifically identifies the manner in which the Board believes the Executive has not substantially performed his duties or obligations; (ii) the Executive's willful and continued breach of the Company's material corporate policies that have been approved by the Board, which breach is not cured within 30 days after a written demand specifying such breach is received by the Executive from the Board;
          (iii) the Executive's willful engagement in illegal conduct or gross misconduct which is materially injurious to the Company; (iv) the Executive's willful engagement in a violation of any federal or state securities laws or the Company's Policy Regarding Special Trading Procedures, as may be amended; or (v) the Executive's material breach of Sections 3, 5, 6 and/or 7 of this Agreement and, in the case of any purported breach of Section 3, 5, 6 or 7 that is capable of being cured, such breach is not cured within 30 days after a written demand for performance or adherence is received by the Executive from the Board which specifically identifies the manner in which the Board believes the Executive has breached such provision.


               "Change in Control" means an event or occurrence set forth in any one or more of subsections (i) through (iv) below, including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection:

               (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either:

                    (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or





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                    (B)  the combined voting power of the then-outstanding
                         securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities");


                    provided, however, that for purposes of this subsection (i), the following acquisitions shall NOT constitute a Change in
                    Control:

                    (C) any acquisition of Outstanding Company Common Stock or Outstanding Company Voting Securities directly by the Company or any issuance of capital stock by the Company, in each case, solely in connection with a recapitalization or restructuring of the Company or similar transaction that does not involve, and is not part of series of transactions that would involve, any entity that is not an affiliate of the Company; or

                    (D) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

               (ii) such time as the Continuing Directors do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company). The term "Continuing Director" means at any date a member of the
                    Board:

                    (A)  who was a member of the Board on the Effective Date;

                    (B) who, after the Effective Date, is nominated or elected by (or whose nomination to the Board is recommended or endorsed by) at least a majority of the directors who were directors on the Effective Date or are Continuing Directors;


                    provided, however, that this clause (B) excludes any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board.

              (iii) the consummation of a merger, consolidation,
                    reorganization, recapitalization, or statutory share exchange involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a "Business Combination"), provided, however, that the following shall NOT constitute a Change in Control: if immediately following a Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination:


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                    (A)  beneficially own, directly or indirectly, more than 50%
                         of the then-outstanding shares of common stock in, and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of, the resulting or acquiring corporation (which shall include, without limitation, a corporation which as a result of the Business Combination owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries), and

                    (B) such post-transaction beneficial ownership is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively.

               (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.


               "Disability" means a mental or physical condition or accident, which results in the Executive being unable to perform his material duties hereunder for a period of three consecutive months, as reasonably determined by a majority of the disinterested members of the Board.


               "Good Reason" means the occurrence, without the Executive's written consent, of any of the events or circumstances set forth in clauses (i) through (iii) below, provided that the Executive has given the Company written notice describing in reasonable detail the event or circumstance that he believes constitutes Good Reason and the Company has not cured it within 30 days after its receipt of such notice.

               (i) the assignment to the Executive of duties inconsistent in any material respect with his executive position with the Company, or any other action or omission by the Company which results in a material diminution in such position, authority, title or responsibilities or any change in reporting relationship, or the relocation of the Executive's principal base of operation to more than 25 miles from Stamford, Connecticut without his consent;

               (ii) a reduction in the Executive's Base Salary or target Bonus as in effect on the Effective Date or as the same was or may be increased thereafter from time to time;

              (iii) the failure by the Company to:

                    (A) continue in effect any material compensation or benefit plan or program (a "Benefit Plan") in which the Executive participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program;



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                    (B)  continue the Executive's participation therein (or in such substitute or alternative plan) on a basis that is, both in the amount of benefits provided and the level of the Executive's participation relative to other participants, materially equal to or more favorable than the basis existing on the Effective Date;

                    (C) the failure of the Company to obtain the agreement from any successor to the Company to continue to provide the Executive with the material compensation and benefits described in Sections 4 and 10 of this Agreement;

                    (D) any failure of the Company to pay or provide to the Executive any portion of his compensation or benefits due under any Benefit Plan within seven days of the date such compensation or benefits are due; or

                    (E) any other material breach by the Company of this Agreement that is not cured within 30 days of notice specifying the nature of the breach.

               (c)  PAYMENTS UPON TERMINATION.

                    (i) WITH CAUSE OR WITHOUT GOOD REASON. If the Executive's engagement hereunder is terminated by the Company with Cause or by the Executive without Good Reason, the Company shall have no further obligation to make any payments or provide any benefits to the Executive hereunder after the date of termination except for (A) payments of Base Salary, any awarded but unpaid Bonus for any prior completed year, and expense reimbursement that had accrued but had not been paid prior to the date of termination, (B) payments for any accrued but unused vacation time, and (C) any benefits due through the date of termination in accordance with the terms of the Benefit Plans. Any amounts payable under this Section 10(c)(i) shall be paid within five business days of the termination date.

                    (ii) WITHOUT CAUSE OR FOR GOOD REASON. If the Executive's engagement hereunder is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall receive the following: (A) the payments and benefits described in Section 10(c)(i) above, (B) all of the Executive's Time-Vested Options shall immediately vest and become exercisable in full (and shall remain exercisable for three years after such termination), (C) a Bonus for the current year through the date of termination that shall equal, pro rata, the Bonus awarded to the Executive for the most recent completed year, and (D) until the earliest to occur of (x) 12 months following the date of termination, or
                    (y) the end of the Term then in effect immediately prior to the termination (the "Severance Period"), (1) Base Salary


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                    payable during the Severance Period at the rate in effect at the date of termination, (2) a Bonus for such severance period that shall equal, subject to pro rata adjustment if the Severance Period is less than 12 months, the Bonus awarded to the Executive for the most recent completed year, and (3) continuance at the Company's expense of the Executive's medical and dental insurance coverage in accordance with the terms of the then existing Company benefit plans (but only to the extent the Executive is allowed by such benefit plans and by law to continue participation in such benefit plans, and if such continuation is not allowed, the Company shall provide the Executive with commensurate insurance coverage at its expense). Subject to Section 10(f), any amounts payable under subsections (C) and (D) above shall be paid as follows: 50% within five business days of the termination date and 50% within six months of the termination date.

                    (iii) DEATH OR DISABILITY. If the Executive's engagement hereunder is terminated because of death or Disability, he (or his representatives) shall be entitled to all of the payments and benefits described in Section 10(c)(ii) as if the Executive's engagement hereunder were terminated without Cause, except that no payments shall be made under Section 10(c)(ii)(D).

                    (iv) CHANGE IN CONTROL. If (A) a Change in Control occurs prior to the expiration of the Term, (B) the Executive's engagement with the Company or its successor is terminated prior to the expiration of the Term and (C) it is reasonably demonstrated by the Executive that such termination of engagement (1) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (2) otherwise arose in anticipation of or as a result of a Change in Control, the Executive shall be entitled to the compensation and benefits he would receive under Section 10(c)(ii) above (except that the pre and post termination Bonus shall be based on the target amount in effect on the date of termination) as if he were terminated without Cause.

               (d)  EXCISE TAX PROVISIONS.

                    (i) In the event that any payment or benefit received or to be received by the Executive with respect to any stock option, restricted stock or stock unit, stock appreciation right, bonus or other incentive compensation plan or agreement (collectively "Incentive Payments"), or any payments or benefits under any severance or other plan, arrangement or agreement of the Company or any of its affiliates ("Other Payments" and, together with the Incentive Payments, the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of all Excise Taxes on the Payments, and all Excise Taxes, federal, state and local income taxes, and federal employment taxes on the


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                    Gross-Up Payment, and any interest, penalties or additions to tax payable by Executive with respect thereto, shall be equal to the total present value (using the applicable federal rate (as defined in Section 1274(d) of the Code in such calculation) of the Payments at the time such Payments are to be made.

                    (ii) For purposes of determining whether any of the Payments will be subject to the Excise Tax, such determination shall be initially made by tax counsel selected by the Company. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

                    (iii) The Gross-Up Payments provided for in this Section 10(d) shall be made upon the earlier of (i) the payment to the Executive of any Payment or (ii) the imposition upon the Executive or payment by the Executive of any Excise Tax upon any Payment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of tax counsel that the Excise Tax is less than the amount taken into account under this
                    Section 10(d), the Executive shall repay to the Company within thirty (30) days of the Executive's receipt of notice of such final determination or opinion the portion, of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive, if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by the Executive on the amount of such repayment. If it is established pursuant to a final determination of a court, an Internal Revenue Service proceeding, or the opinion of tax counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within thirty (30) days of the Company's receipt of notice of such final determination or opinion.

               (e) CONDITIONS TO PAYMENT. The obligation to make payments or provide benefits under Section 10(c)(ii) or (iv) of this Agreement shall be contingent upon the Executive executing a customary general release in form and substance reasonably acceptable to the Company and the Executive, it being understood that the Executive shall not be required to relinquish any benefits to which the Executive is entitled hereunder or pursuant to any director or officer indemnification provided by the Company. The Company's obligations hereunder to pay any premiums for medical or dental insurance benefits shall cease if the Executive is eligible to receive similar benefits from another employer. The Executive shall notify the Company promptly in writing of any such benefits earned or to be earned from another employer.

               (f) CESSATION OF PAYMENTS. If the Executive breaches his obligations under Sections 6 or 7 of this Agreement in any material respect, the Company may, following 30 days prior written notice to the Executive specifying such breach and a reasonable opportunity to cure such breach and/or to be heard by the Board, cease all payments payable to, or on behalf of, the Executive under Sections 10(c)(ii)(C) and (D) of this Agreement and the Company shall be entitled to recover all prior payments made to the Executive under Sections 10(c)(ii)(C) and (D) of this Agreement. The cessation of these payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including without limitation the right to seek specific performance or an injunction.

               (g) SURVIVAL. The provisions of Sections 5 through 24 of this Agreement shall survive the term of this Agreement and the termination of the Executive's engagement hereunder with the Company, and shall continue thereafter in full force and effect in accordance with their respective terms.

          11. ENFORCEABILITY, ETC. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

          12. NOTICES. Any notice, demand or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier or express mail, or mailed by first class certified or registered mail, postage prepaid, return receipt requested as follows:

               (a)  If to the Executive:


                    James A. DePalma
                    177 Broad Street
                    Stamford, CT 06901

                    With a copy to:
                    --------------

                    Weil, Gotshal & Manges LLP
                    767 Fifth Avenue
                    New York, NY 10153
                    Attention:  Marita A. Makinen

               (b)  If to the Company:

                    Viisage Technology, Inc.
                    177 Broad Street
                    Stamford, CT 06901
                    Attention:  Chairman, Compensation Committee of
                                Board of Directors

                    With a copy to:
                    --------------

                    Choate, Hall & Stewart, LLP
                    Two International Place
                    Boston, MA  02110
                    Attention:  Charles J. Johnson

or at such other address as may have been furnished by such person in writing to the other party.

          13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of The State of Connecticut without regard to its choice of law provisions.

          14. AMENDMENTS AND WAIVERS. This Agreement may be amended or modified only by a written instrument signed by the Company and the Executive. No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such party. The waiver of a breach of any provision of this Agreement shall not be construed as a waiver or a continuing waiver of the same or any subsequent breach of any provision of this Agreement. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.

          15. BINDING EFFECT. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns, except that the rights and obligations of the Executive are personal and may not be assigned without the Company's prior written consent. Any assignment of this Agreement by the Company shall not constitute a termination of the Executive's engagement hereunder.

          16. ENTIRE AGREEMENT. This Agreement constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replaces and supersedes all other agreements and understandings relating to the subject matter contained herein.

          17.  DIRECTORS' AND OFFICERS' INSURANCE; INDEMNIFICATION.

               (a) The Company shall provide the Executive with (i) the coverage applicable to the officers of the Company under the Company's policies of directors' and officers' insurance as may be in effect from time to time, and
(ii) the most favorable indemnification that the Company from time to time extends to any of its officers or directors, whether under the Company's by-laws, Certificate of Incorporation, by contract or otherwise.

               (b) The Company shall amend its directors' and officers' liability insurance policy to add the Executive as a named insured under such policy.

               (c) For so long as the Executive serves as an officer or director of the Company, the Company shall maintain directors' and officers' liability insurance with an insurer which maintains a rating of not less than A-by Fitch or A.M. Best with at least the current level of coverage.

          18. REPRESENTATIONS AND WARRANTIES OF THE EXECUTIVE. The Executive represents and warrants to the Company that, as of the date hereof, neither his execution and delivery of this Agreement nor the performance of his obligations hereunder will conflict with, violate or result in a breach of any agreement or obligation to which he is a party or by which he is bound.

          19. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Executive that, as of the date hereof:

               (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has all requisite organizational authority to own its property and assets and to conduct its business as presently conducted or proposed to be conducted under this Agreement;

               (b) it has the organizational power and authority to execute, deliver and perform its obligations under this Agreement;

               (c) all necessary action has been taken to authorize its execution, delivery and performance of this Agreement and this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity;

               (d) neither its execution and delivery of this Agreement nor the performance of its obligations hereunder will:

               (i) conflict with or violate any provision of its certificate of incorporation or by-laws or equivalent organizational documents;

               (ii) conflict with, violate or result in a breach of any constitution, law, judgment, regulation or order of any governmental authority applicable to it; or

               (iii) conflict with, violate or result in a breach of or constitute a default under or result in the imposition or creation of any mortgage, pledge, lien, security interest or other encumbrance under any term or condition of any mortgage, indenture, loan agreement or other agreement to which it is a party or by which its properties or assets are bound;

               (e) no approval, authorization, order or consent of, or declaration, registration or filing with any governmental authority or third party is required for its valid execution, delivery and performance of this Agreement, except such as have been duly obtained or made; and

               (f) there is no action, suit or proceeding, at law or in equity, by or before any court, tribunal or governmental authority or third party pending, or, to its knowledge, threatened, which, if adversely determined, would materially and adversely affect its ability to perform its obligations hereunder or the validity or enforceability of this Agreement.

          20. COUNTERPARTS. This Agreement may be executed in any number of counterparts, including counterpart signature pages or counterpart facsimile signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          21.  REVIEW OF AGREEMENT. Each party hereto acknowledges that he or it
(a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) is voluntarily entering into this Agreement and (c) has not relied upon any representation or statement made by the other party (or its affiliates, equity holders, agents, representatives, employees and attorneys) with regard to the subject matter or effect of this Agreement. The Executive also acknowledges that his compliance with certain of the provisions of this Agreement is necessary to protect the goodwill, customer relationships and Confidential Information of the Company and each Related Company.

          22. CAPTIONS. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

          23. NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement.

          24. NOTIFICATION OF NEW EMPLOYER. In the event that the Executive is no longer providing services to the Company under this Agreement, the Executive consents to notification by the Company to the Executive's new employer or its agents regarding the Executive's rights and obligations under this Agreement.

                            [Signature Page Follows]

                    [Signature Page to Employment Agreement]



         This Agreement has been executed and delivered as a sealed instrument as of the date first above written.


                                    VIISAGE TECHNOLOGY, INC.



                                    ------------------------------------
                                    By:
                                    Title:





                                    ------------------------------------
                                    James A. DePalma